                                                                    EXHIBIT 6.27

                      PROMISSORY NOTE EXTENSION AGREEMENT


Dated October 3, 1997


     FOR VALUE RECEIVED, CLEVELAND BROADCASTING CORPORATION, a Texas corporation agrees to extend the maturity date of the Promissory Note dated September 6, 1994 and related accrued interest due from American Independent Network, Inc., a Delaware corporation, to September 30, 1998 on the same terms and conditions as the original promissory note attached hereto as Exhibit A.

     AMERICAN INDEPENDENT NETWORK, INC. acknowledges that the terms and conditions of the original promissory note per Exhibit A shall continue to apply during the promissory note extension period as granted by CLEVELAND BROADCASTING CORPORATION.



CLEVELAND BROADCASTING CORPORATION

/s/ RANDY MOSELEY
----------------------
Randy Moseley, CFO



AMERICAN INDEPENDENT NETWORK, INC.

/s/ DON SHELTON
----------------------
Dr. Don Shelton, CEO